Exhibit 99.1

Hercules Technology Growth Capital Announces Fourth Quarter and Full-Year 2013 Financial Results and Announces Quarterly Dividend of $0.31 per Share

  Record annual debt and equity commitments of approximately $705.0 million
  Record annual total investment income of $139.7 million, up 43.3% from 2012
  Q4 2013 net investment income, or “NII,” of approximately $18.9 million, or $0.31 per share, up 44.3% from Q4 2012
  Q4 2013 distributable net operating income, or “DNOI,” of $20.5 million, or $0.34 per share, up 44.4% from Q4 2012
  Strong liquidity position with approximately $373.4 million available as of December 31, 2013
  Recorded gross realized gains on warrants and equity of $15.1 million in Q4 2013
  22 announced or completed M&A events and five (5) portfolio companies completed IPOs in 2013

PALO ALTO, Calif.--(BUSINESS WIRE)--February 27, 2014--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development, announced today its financial results for the fourth quarter and year ended December 31, 2013.

The Company also announced that its Board of Directors has declared a fourth quarter cash dividend of $0.31 per share, that will be payable on March 17, 2014, to shareholders of record as of March 10, 2014.

Fourth Quarter 2013 Highlights:

  Total investment income of approximately $33.2 million, an increase of 21.2%, in the fourth quarter of 2013, compared to $27.4 million for the fourth quarter of 2012.
  Increased net investment income, or “NII”, during the quarter by 44.3% to approximately $18.9 million, as compared to $13.1 million in the fourth quarter of 2012. NII per share increased 24.0% to $0.31 on approximately 60.7 million basic weighted average shares outstanding for the fourth quarter of 2013, as compared to NII of $0.25 per share for the fourth quarter of 2012.
  Increased distributable net operating income, or “DNOI”, by 44.4% to approximately $20.5 million compared to $14.2 million in the fourth quarter of 2012. DNOI per share increased 25.9% to $0.34 on approximately 60.7 million basic weighted average shares outstanding for the fourth quarter of 2013, as compared to DNOI of $0.27 per share for the fourth quarter of 2012.
  Received approximately $141.1 million in principal repayments, including approximately $104.8 million of early principal repayments and approximately $36.3 million in scheduled principal payments.
  Announced quarterly dividend of $0.31 per share payable on March 17, 2014, to shareholders of record as of March 10, 2014; the thirty-fourth consecutive dividend since inception bringing total dividends declared since inception to $9.06 per share.

2013 Highlights:

  Record origination of approximately $705.0 million in debt and equity commitments to new and existing portfolio companies, the highest in our history.
  Record total investment income of approximately $139.7 million, an increase of 43.3% compared to $97.5 million in 2012.
  Funded approximately $495.0 million of debt and equity investments during 2013.
  Increased NII by 52.0% to approximately $73.1 million, as compared to $48.1 million for fiscal year 2012. NII per share increased by approximately 27.1% to $1.22 on 58.8 million basic weighted average shares outstanding, as compared to $0.96 per share on 49.1 million basic weighted average shares outstanding for fiscal year 2012.
  Increased DNOI by 51.1% to approximately $79.0 million, as compared to $52.3 million for fiscal year 2012. DNOI per share increased by approximately 25.2% to $1.34 on 58.8 million basic weighted average shares outstanding, as compared to $1.07 per share on 49.1 million basic weighted average shares outstanding for fiscal year 2012.
  Total investment assets were approximately $910.3 million as of December 31, 2013, compared to $906.3 million as of December 31, 2012, at fair value.
  Finished 2013 in a strong liquidity position with approximately $373.4 million in available liquidity, including $268.4 million in cash and $105.0 million in bank credit facility availability.
  Hercules' portfolio companies announced or completed 27 liquidity (M&A and IPOs) events during 2013, the highest in our history.
  Debt to equity leverage ratio at December 31, 2013 of approximately 85.8% on a GAAP basis, compared to a net leverage ratio at December 31, 2013 of 44.5%, which is calculated as total debt of $557.4 million less approximately $268.4 million in cash divided by total equity of approximately $650.0 million.

"Our results for the fourth quarter of 2013 capped an outstanding year for Hercules,” said Manuel A. Henriquez, chairman, president and chief executive officer of Hercules Technology Growth Capital. "Throughout the course of the year, we delivered exceptional earnings and dividend growth, while also maintaining a very strong balance sheet, liquidity position and a high credit quality portfolio. Our performance is a reflection of our strong business model, brand awareness within the venture capital and entrepreneurial communities, ability to execute effectively, as well as our aptitude for identifying the most promising and innovative companies to work with.

“Hercules also continues to benefit from the robust equity markets as demonstrated by the realized M&A and IPO exits from our existing warrant and equity portfolio, comprised of more than 110 companies. Although only a few weeks into 2014, four of our portfolio companies have already completed IPOs and an additional five companies are currently in IPO registration through February 2014. We are very encouraged by our growing and anticipated IPO pipeline in the coming year, with the potential to realize $20.0 million to $60.0 million in gains from our existing warrant portfolio, assuming the equity capital markets remain unchanged through year-end 2014. As we look to 2014 and beyond, we believe our commitment to a disciplined lending and investment approach will continue to deliver strong returns to our investors,” he continued.

Fourth Quarter Review and Operating Results

Investment Portfolio

As of December 31, 2013, over 99.9% of the Company’s debt investments portfolio were in a senior secured first lien position, and more than 99.0% of the debt investment portfolio was priced at floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit when market rates begin move in either direction.

Hercules entered into commitments to provide debt and equity financings of approximately $126.0 million to new and existing portfolio companies during the fourth quarter. The Company funded approximately $79.0 million of debt and equity investments, to new and existing portfolio companies during the fourth quarter.

The net decline in Hercules’ investment portfolio of approximately $76.7 million on a cost basis for the fourth quarter was due to $141.1 million of principal repayments, $7.8 million due to the sale of investments and $10.7 million due to the write off of investments offset by $79.7 million in new debt, equity and warrant additions and approximately $3.1 million in net fee accretion. In addition, Hercules recorded approximately $3.6 million of net unrealized appreciation from its loans, warrant and equity investments during the fourth quarter.

A detail of the Company’s total investment portfolio valued at cost and fair value by category, quarter over quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 9/30/13	$910.4	39.8	$32.8	$983.0
Net activity during Q4 2013*	(74.5)	(3.0)	0.8	(76.7)
Balances at Cost at 12/31/13	$835.9	$36.8	$33.6	$906.3
Q/Q change in cost	-8.2%	-7.5%	2.4%	-7.8%

	Loans	Equity	Warrants	Total
Balances at Value at 9/30/13	$894.5	$54.7	$34.2	$983.4
Net activity during Q4 2013*	(74.5)	(3.0)	0.8	(76.7)
Net unrealized appreciation	2.0	1.0	0.6	3.6
Balances at Value at 12/31/13	$822.0	$52.7	$35.6	$910.3
Q/Q change in cost	-8.3%	-5.5%	2.3%	-7.8%
*Net activity includes fee and original issue discount (OID) collections and amortization during the quarter

Unfunded Commitments

As of December 31, 2013, Hercules had unfunded debt commitments of approximately $151.0 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $77.4 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available. Commitments may include conditions such as reaching certain milestones before the Hercules debt commitment would become available which is expected to affect Hercules’ funding levels. Hercules intends to continue to institute more funding or performance based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the fourth quarter of 2013 with approximately $38.0 million in signed non-binding term sheets with four new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements.

Portfolio Effective Yield

The effective yield on the Company’s debt investments portfolio during the fourth quarter was 15.1%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the adjusted effective yield for the fourth quarter of 2013 was 14.7%, up approximately 40 basis points from the adjusted effective yield in the third quarter of 2013 of 14.3%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Equity and Warrant Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 113 portfolio companies, with a fair value of approximately $35.6 million and $33.6 million on a cost basis and equity positions in 37 portfolio companies with a fair value of approximately $52.7 million and $36.8 million on a cost basis at December 31, 2013.

As of December 31, 2013, Hercules had held warrant positions in five (5) portfolio companies that had filed registration statements in contemplation of a potential IPO confidentially under the JOBS Act.

Subsequent to December 31, 2013, four (4) portfolio companies completed their initial public offerings or “IPOs.”

  Dicerna Pharmaceuticals, Inc. (DRNA)
  Concert Pharmaceuticals, Inc. (CNCE)
  Revance Therapeutics, Inc. (RVNC)
  Uniqure B.V. (QURE)

Three (3) of these portfolio companies had filed confidentially under the JOBS Act as of December 31, 2013.

Additionally, Dicerna Pharmaceuticals, Inc. filed an S-1 Registration Statement and then completed its IPO in January 2014.

In addition and subsequent to year-end, as of February 26, 2014, we currently have five (5) companies who have filed Form S-1 Registration Statements with the SEC in contemplation of a potential initial public offering:

  Four (4) portfolio companies filed confidentially under the JOBS Act
  One (1) portfolio company, Everyday Health Inc. filed an S-1 registration Statement.

Refer to the Subsequent Events section for more details.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the fourth quarter of 2013 was approximately $33.2 million, an increase of 21.2%, compared to approximately $27.4 million in the fourth quarter of 2012.

Interest expense and loan fees were approximately $9.0 million during the fourth quarter of 2013 as compared to $7.5 million in the fourth quarter of 2012, attributed to an increase of $90.4 million in weighted average debt outstanding from the fourth quarter of 2013 versus the fourth quarter of 2012.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.4% in the fourth quarter of 2013 versus 6.3% during the fourth quarter of 2012.

Total operating expenses, excluding interest expense and loan fees, for the fourth quarter of 2013 was $5.3 million as compared to $6.9 million for the fourth quarter of 2012. This decrease is primarily due to a decrease in variable compensation and is offset by fees related to work-out expenses.

Realized Gains/(Losses)

Hercules recognized gross gains of $15.1 million primarily from the sale of equity and warrant investments in six portfolio companies. These gains were offset by gross realized losses of approximately $11.6 million resulting from the liquidation of debt, equity and warrant investments in portfolio companies. This resulted in recognition of approximately $3.5 million of net realized gains during the fourth quarter of 2013.

Unrealized Gains/(Losses)

During the fourth quarter of 2013, the Company recorded approximately $3.6 million of net unrealized appreciation from its loans, warrant and equity investments. Of the $3.6 million of unrealized appreciation, $13.9 million of appreciation was due to market or yield adjustments in fair value determinations, approximately $0.6 million of appreciation was related to reversals due to loan payoffs and sales of warrant and equity investments, and $10.9 million of depreciation was primarily attributable to a collateral based impairment on debt investments with an Internet Consumer & Business Services portfolio company.

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended December 31, 2013
(in millions)	Loans	Equity	Warrants	Total

Collateral based impairments	$ (10.9)	$ -	$ -	$ (10.9)

Reversals due to Loan Payoffs & Warrant/Equity sales	11.4	(8.5)	(2.3)	0.6

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	5.6	0.2	5.8
Level 3 Assets	1.5	3.9	2.7	8.1
Total Fair Value Market/Yield Adjustments	1.5	9.5	2.9	13.9

Total Unrealized Appreciation/(Depreciation)	$ 2.0	$ 1.0	$ 0.6	$ 3.6

History of Credit Performance

Cumulative net realized losses on investments since first origination commencing on October 2004 through December 31, 2013 totaled approximately $32.1 million, on a GAAP basis. When compared to total commitments of approximately $4.0 billion over the same period, the net realized loss since inception represents approximately 79 basis points “bps” or 0.79% of total commitments or an annualized loss rate of approximately 9 bps.

NII – Net Investment Income

NII for the fourth quarter of 2013 was approximately $18.9 million, compared to $13.1 million in the fourth quarter of 2012, representing an increase of approximately 44.3%. NII per share increased 24.0% for the fourth quarter of 2013 to $0.31 based on 60.7 million basic weighted average shares outstanding, compared to $0.25 based on 51.9 million basic weighted average shares outstanding in the fourth quarter 2012.

DNOI - Distributable Net Operating Income

DNOI for the fourth quarter was approximately $20.5 million or $0.34 per share, as compared to $14.2 million or $0.27 per share in the fourth quarter of 2012. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a fourth quarter cash dividend of $0.31 per share that will be payable on March 17, 2014 to shareholders of record as of March 10, 2014. This dividend would represent the Company’s thirty-fourth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $9.06 per share. The following shows the key dates of our fourth quarter 2013 dividend payment:

Declaration Date	February 24th, 2014
Record Date	March 10th, 2014
Payment Date	March 17th, 2014

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the dividends declared during the year ended December 31 2013, 100% were distributions of ordinary income. The Company intends to distribute approximately $3.8 million, or approximately $0.06 per share, of spillover earnings from 2013 to its shareholders in 2014.

Liquidity and Capital Resources

The Company ended the fourth quarter with approximately $373.4 million in available liquidity, including $268.4 million in cash and $105.0 million in credit facility availability. As of December 31, 2013, 100% of the Company’s debt outstanding was in fixed rate debt instruments.

Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at December 31, 2013 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.25%. As of December 31, 2013, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

Hercules has a committed credit facility with Union Bank with access to $30.0 million. Pricing at December 31, 2013 under the Union Bank credit facility is LIBOR+2.25% with a floor of 4.0%. As of December 31, 2013, Hercules did not have any outstanding borrowings under the Union Bank credit facility. In January 2014, the credit facility was amended to extend the revolving period to May 2, 2014.

As of December 31, 2013, Hercules had approximately $72.5 million in 6.00% Convertible Senior Notes which mature in April 2016. The carrying value of these Notes is comprised of $75 million in aggregate principal amount outstanding less approximately $2.5 million in unaccreted discount initially recorded upon issuance of the Convertible Senior Notes.

As of December 31, 2013 Hercules had approximately $89.6 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

As of December 31, 2013, Hercules had approximately $170.4 million in 7.00% Senior Unsecured Notes (the “2019 Notes”). These notes were comprised of approximately $84.5 million of notes maturing in April 2019 and approximately $85.9 million of notes maturing September 2019.

At December 31, 2013, Hercules had approximately $225.0 million in outstanding debentures under the SBIC program, which is the maximum amount of debentures allowed under the SBIC program.

Hercules’ debt to equity ratio at December 31, 2013 was approximately 85.8%. However, if the outstanding cash at December 31, 2013 of approximately $268.4 million was deducted from total debt of approximately $557.4 million and divided by total equity of approximately $650.0 million, then the net leverage ratio would be approximately 44.5%. Hercules has an SEC exemptive order to exclude all SBA debentures from its regulatory leverage calculations. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of $317.5 million, bringing the maximum potential leverage to $875.0 million, or approximately 134.6%, as of December 31, 2013, if it had access to such additional leverage.

As of December 31, 2013, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 295.5%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

At December 31, 2013, the Company’s net assets were approximately $650.0 million, an increase of 26.0% as compared to $516.0 million as of December 31, 2012 and $643.4 million as of September 30, 2013.

As of December 31 2013, net asset value per share was $10.51 on 61.8 million outstanding shares representing an increase of 7.8%, compared to $9.75 on 52.9 million outstanding shares and $10.42 on 61.8 million outstanding shares as of December 31, 2012 and September 30, 2013, respectively.

Portfolio Asset Quality

As of December 31, 2013, grading of the loans portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$162.6 million or 19.8% of the total portfolio
Grade 2	$429.8 million or 52.3% of the total portfolio
Grade 3	$184.7 million or 22.5% of the total portfolio
Grade 4	$30.7 million or 3.7% of the total portfolio
Grade 5	$14.2 million or 1.7% of the total portfolio

At December 31, 2013, the weighted average loan grade of the portfolio was 2.20 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.13 as of September 30, 2013 and 2.06 as of December 31, 2012. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1. As of February 24, 2014, Hercules has:

a. Closed commitments of approximately $46.4 million to new and existing portfolio companies, and funded approximately $37.1 million since the close of the fourth quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $112.3 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-14 Closed Commitments (as of February 24, 2014)(a)	$46.4
Pending Commitments (as of February 24, 2014)(b)	$112.3
Year-to-date 2014 Closed and Pending Commitments	$158.7

Notes:

a. Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. In January 2014, Toshiba Corporation completed its acquisition of Hercules portfolio company OCZ Technology. The acquisition resulted in full repayment of the Hercules debt investment in OCZ Technology.

3. In January 2014, Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA) completed its initial public offering of 6,900,000 shares of its common stock at $15.00 per share.

4. In January 2014, two (2) portfolio companies filed their initial public offering “IPO” Form S-1 or F-1 registration statements confidentially under the JOBS Act. In total, as of February 24, 2014, the Company holds investments in five (5) companies with Form S-1 registration statements filed pending their respective initial public offerings.

5. In February 2014, Revance Therapeutics, Inc. (NASDAQ:RVNC) completed its initial public offering of 6,900,000 shares of its common stock at $16.00 per share. The company had initially filed confidentially in April 2013.

6. In February 2014, Concert Pharmaceuticals, Inc. (NASDAQ:CNCE) completed its initial public offering of 6,000,000 shares of its common stock at $14.00 per share. The company had initially filed confidentially in December 2013.

7. In February 2014, Uniqure B.V. (NASDAQ:QURE) completed its initial public offering of 5,400,000 shares of its common stock at $17.00 per share. The company had initially filed confidentially in November 2013.

8. In February 2014, Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) completed its acquisition of Hercules portfolio company NuPathe Inc. (NASDAQ: PATH) at a price of $3.65 per share in cash and the right to receive contingent cash consideration payments of up to $3.15 per share, net to the seller in cash without interest.

9. In February 2014, Everyday Health, Inc. filed an initial public offering “IPO” Form S-1 registration statement in contemplation of a potential IPO.

Conference Call

Hercules has scheduled its fourth quarter and fiscal year 2013 financial results conference call for February 27, 2014 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 42917588.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy and renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.0 billion to over 270 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has two outstanding bond issuances of 7.00% Senior Notes due 2019—the April 2019 Notes and September 2019 Notes—which trade on the NYSE under the symbols “HTGZ” and “HTGY,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	December 31,
(Dollars in thousands, except per share data)	2013	2012

Assets
Investments:
Non-control/Non-affiliate investments (cost of $891,059 and $896,031, respectively)	$899,314	$894,428
Affiliate investments (cost of $15,238 and $18,307, respectively)	10,981	11,872
Total investments, at value (cost of $906,297 and $914,338, respectively)	910,295	906,300
Cash and cash equivalents	268,368	182,994
Restricted cash	6,271	-
Interest receivable	8,962	9,635
Other assets	27,819	24,714
Total assets	$1,221,715	$1,123,643

Liabilities
Accounts payable and accrued liabilities	$14,268	$11,575
Long-term Liabilities (Convertible Senior Notes)	72,519	71,436
Asset-Backed Notes	89,557	129,300
2019 Notes	170,364	170,364
Long-term SBA Debentures	225,000	225,000
Total liabilities	$571,708	$607,675
Commitments and Contingencies (Note 10)

Net assets consist of:
Common stock, par value	62	53
Capital in excess of par value	656,594	564,508
Unrealized appreciation / (depreciation) on investments	3,598	(7,947)
Accumulated realized losses on investments	(15,240)	(36,916)
Undistributed net investment income / (Distributions in excess of investment income)	4,993	(3,730)
Total net assets	$650,007	$515,968
Total liabilities and net assets	$1,221,715	$1,123,643

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	61,837	52,925
Net asset value per share	$10.51	$9.75

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012	2011

Investment income:
Interest Income
Non-Control/Non-Affiliate investments	$27,580	$23,561	$121,302	$85,258	$69,552
Affiliate investments	685	854	2,369	2,345	-
Control investments	-	-	-	-	794
Total interest income	28,265	24,415	123,671	87,603	70,346
Fees
Non-Control/Non-Affiliate investments	4,929	2,974	16,016	9,897	9,400
Affiliate investments	16	6	26	20	14
Control investments	-	-	-	-	95
Total fees	4,945	2,980	16,042	9,917	9,509
Total investment income	33,210	27,395	139,713	97,520	79,855
Operating expenses:
Interest	7,545	6,526	30,334	19,835	13,252
Loan fees	1,466	940	4,807	3,917	2,635
General and administrative	2,523	1,982	9,354	8,108	7,992
Employee Compensation:
Compensation and benefits	1,186	3,760	16,179	13,326	13,260
Stock-based compensation	1,626	1,116	5,974	4,227	3,128
Total employee compensation	2,812	4,876	22,153	17,553	16,388
Total operating expenses	14,346	14,324	66,648	49,413	40,267
Net investment income	18,864	13,071	73,065	48,107	39,588
Net realized gain on investments
Non-Control/Non-Affiliate investments	3,527	1,119	14,836	3,168	2,741
Total net realized gain on investments	3,527	1,119	14,836	3,168	2,741
Net increase (decrease) in unrealized appreciation on investments
Non-Control/Non-Affiliate investments	1,863	4,865	12,370	(2,448)	(3,976)
Affiliate investments	643	5,806	(825)	(2,068)	3,425
Control investments	-	-	-	-	5,158
Total net unrealized appreciation (depreciation) on investments	2,506	10,671	11,545	(4,516)	4,607
Total net realized and unrealized gain (loss)	6,033	11,790	26,381	(1,348)	7,348
Net increase in net assets resulting from operations	$24,897	$24,861	$99,446	$46,759	$46,936
Net investment income before investment gains and losses
per common share:
Basic	$0.31	$0.25	$1.22	$0.96	$0.91
Change in net assets per common share:
Basic	$0.40	$0.47	$1.67	$0.93	$1.08
Diluted	$0.39	$0.47	$1.63	$0.93	$1.07
Weighted average shares outstanding
Basic	60,712	51,862	58,838	49,068	42,988
Diluted	63,419	51,895	60,292	49,156	43,299

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	$18,864	$13,071	$73,065	$48,107
Dividends paid on unvested restricted shares (1)	(332)	(227)	(1,331)	(1,016)
Net investment income, net of dividends paid on unvested restricted shares	$18,532	$12,844	$71,734	$47,091

Adjusted net investment income before investment gains and losses per common share: (2)
Basic	$0.31	$0.25	$1.22	$0.96

Weighted average shares outstanding
Basic	60,712	51,862	58,838	49,068

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Reconciliation of Change in Net Assets to Adjusted Change in Net Assets
Net increase in net assets resulting from operations	$25,328	$24,861	$99,877	$46,759
Dividends paid on unvested restricted shares (1)	(332)	(227)	(1,331)	(1,016)
Net increase in net assets resulting from operations, net of dividends paid on unvested restricted shares	$24,996	$24,634	$98,546	$45,743

Adjusted Change in net assets per common share (3)
Basic	$0.41	$0.47	$1.67	$0.93

Weighted average shares outstanding
Basic	60,712	51,862	58,838	49,068

(1) Unvested restricted shares as of the dividend record date in the fourth quarter of 2013 and 2012 was approximately 1.1 million and 1.0 million, respectively
(2) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.
(3) Adjusted change in net assets per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic share, ”Adjusted NII”, and Adjusted Change in Net Assets per basic share, consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII and Adjusted Change in Net Assets affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net investment income to DNOI	2013	2012	2013	2012
Net investment income	$18,864	$13,071	$73,065	$48,107
Stock-based compensation	1,626	1,116	5,975	4,227
DNOI	$20,490	$14,187	$79,040	$52,334

DNOI per share-weighted average common shares
Basic	$0.34	$0.27	$1.34	$1.07

Weighted average shares outstanding
Basic	60,712	51,862	58,838	49,068

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

December 31, 2013
Total Debt	$557,440
Cash and cash equivalents	(268,368)
Numerator: net debt (total debt less cash and cash equivalents)	$289,072

Denominator: Total net assets	$650,007
Net Leverage Ratio	44.5%

Net leverage ratio is calculated by deducting the outstanding cash at December 31, 2013 of approximately $268.4 million from total debt of approximately $557.4 million divided by our total equity of approximately $650.0 million, resulting in a net leverage ratio of 44.5%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com